Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Charlie Morrison
Chief Financial Officer
Pizza Inn, Inc.
469-384-5000
cmorrison@pihq.com

PIZZA INN ANNOUNCES STOCK REPURCHASE PLAN
Board Approves Plan to Repurchase Up to 10% of its
Outstanding Common Stock
The Colony, Texas — May 23, 2007 — PIZZA INN INC. (NASDAQ:PZZI) today announced that its Board of Directors has authorized a stock repurchase plan whereby the Company may repurchase up to 10% of the Company’s currently outstanding common stock , which is equivalent to 1,016,000 shares.
The shares may be repurchased from time-to-time in the open market or through privately negotiated transactions at such prices deemed appropriate by the Board. The stock repurchase plan will be funded primarily through the Company’s available working capital.
Mr. Mark Schwarz, Chairman of the Board of Pizza Inn stated, “The Board’s authorization of the stock repurchase plan reflects our confidence in the continued improvement in the Company’s performance. We believe that the repurchase of shares represents an attractive investment opportunity for the Company and its shareholders.”
Pizza Inn President & CEO Tim Taft also commented. “In the last two years we have dedicated ourselves to building a new management team and focused on improving the unit-level economics of all Pizza Inn restaurants. The result of these efforts is showing in the operating performance of the Company as more franchisees are reinvesting in their restaurants. These efforts, in addition to the stock repurchase plan, will work in combination to increase long-term shareholder value.”
Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn’s operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, commodity, insurance and labor costs.
Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 361 restaurants and owns three restaurants with annual domestic and international chain-wide sales of approximately $145 million.